Additional Agreement # 1
to the Contract # 01012020DG as of 01.01.2020

Дополнительное соглашение № 1 к Контракту №01012020DG от 01.01.2020 г.

Date: 01.07.2020 Kiev	Дата: 01.07.2020 г. Киев
This Additional Agreement to the Contract #01012020DG as of 01.01.2020 is entered on July 1st, 2020 (“**Effective Date**”) between the Company **Rentberry, Inc.** represented by CEO Oleksiy Lyubynskyy is hereinafter referred to as “Customer” and private entrepreneur **Denys Holubovskyi,** acting under jurisdiction of Ukraine, hereinafter referred to as “Executor” or “Developer” about the following:	Данное Дополнительное Соглашение к Контракту №01012020DG от 01.01.2020 г. заключено 01 июля 2020 года (“**Дата вступления в силу**”) между Компания **Rentberry, Inc.** в лице Генерального директора Любинского Алексея, далее по тексту “Заказчик” и физическое лицо-предприниматель **Голубовский Денис**, далее по тексту “Подрядчик” или “Разработчик”, о следующем:
1. The term of this Contract shall be extended until December 31st, 2021.	1. Срок действия данного Контракта продлить до 31 декабря 2021 года.
2. Clause 3 of the Contract shall be supplemented with the text: Staring from January 1st, 2021, the Customer pays for services rendered under this Contract on a monthly basis, which is 6,087 USD per month.	2. п. 3 Контракта дополнить текстом: Начиная с 1 января 2021 года, Заказчик оплачивает услуги, оказанные в рамках данного Контракта на ежемесячной основе, что составляет 6,087 долларов США в месяц.
3. Clause 4 of the Contract shall be supplemented with the text: The Developer can issue an Invoice for prepayment to the Customer.	3. п. 4 Контракта дополнить текстом: Разработчик может выставлять счет на предоплату Заказчику. .
4. This Additional Agreement comes into force from the date of its signing.	4. Настоящее Дополнительное соглашение вступает в силу со дня его подписания.
5. This Additional Agreement is an integral part of the Contract, made in duplicate on 1 (one) page in English and Russian languages, having the equal juridical force, one for each of the Parties. Shall any inconsistencies or disputes arise, English text takes precedence over Russian.	5. Настоящее Дополнительное соглашение является неотъемлемой частью Контракта, составлено в двух экземплярах на 1 (одной) странице на английском и русском языках, имеющих одинаковую юридическую силу, по одному для каждой из сторон. В случае возникновения разночтений, предпочтение отдается английской версии.
EXECUTOR: **PE Denys Holubovskyi** Address: 31 Sadova 73 Street, Kyiv, Ukraine, 02132 ________________ (signature) Denys Holubovskyi Private Entrepreneur (without a seal) **CUSTOMER:** **Rentberry, Inc.** Address: 201 Spear Street, Suite 1100, San Francisco, CA 94105, USA ________________ (signature) Oleksiy Lyubynskyy CEO	**ПОДРЯДЧИК:** **ФЛП Голубовский Денис** Адрес: 02132, Украина, г. Киев, ул. Садовая 73, д. 31 ________________ (подпись) Голубовский Денис Физическое лицо-предприниматель (без печати) **ЗАКАЗЧИК:** **Rentberry, Inc.** Адрес: 94105, США, Калифорния, г. Сан Франциско, 201 ул. Спеар, офис 1100 ________________ (подпись) Алексей Любинский Генеральный Директор